Exhibit 34.2

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Crowe Chizek and Company LLC
Member Horwath International


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
Integra Bank Corporation

We have examined management's assertions, included in the accompanying Management's Report on Assessment of Compliance with Regulation AB Servicing Criteria, that Integra Bank Corporation (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission's Regulation AB for the asset-backed securities transactions for which the Company served as a servicer that are backed by the same asset type backing the asset backed security transaction completed by IndyMac ABS, Inc. and IndyMac Home Equity Mortgage Loan Asset-Backed Trust, that were completed on or after January 1, 2006, and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 where the related asset-backed securities were outstanding during the year ended December 31, 2006 including IndyMac Home Equity Mortgage Loan Asset-Backed Trust (Series 2006-H1, 2006-H2, 2006-H3, and 2006-H4, herein referred to as "the Platform") except for criteria 1122(d)(1)(i)-(iv), 1122(d)(2)(ii)-(vii), 1122(d)(3)(i)-(iv),
1122(d)(4)(i)-(iii), and 1122(d)(4)(v)-(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. With respect to Item 1122(d)(4)(iv), the Asserting Party's responsibility is limited to the timely delivery of payments to the primary servicer, First Data Resources, and the Asserting Party does not take responsibility for the posting of payments by the primary servicer, First Data Resources. Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included a selection of a sample of transactions and compliance activities related to the Platform during the examination period, and evaluating whether the Company processed those transactions and performed those activities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Our testing of selected transactions and compliance activities was limited to calculations, reports, and activities performed by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.
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In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of December 31, 2006 and for the period from January 1, 2006 through December 31, 2006 for the Platform is fairly stated, in all material respects.

                                                /s/ Crowe Chizek and Company LLC

                                                Crowe Chizek and Company LLC

Louisville, Kentucky
February 26, 2007